                                                                    EXHIBIT 15.1

Securities and Exchange Commission
450 Fifth Street, NW
Washington, D.C. 20549

Re:  Cabot Oil & Gas Corporation
     Registration Statements on Form S-8 and Form S-3

Commissioners:

We are aware that our report dated April 25, 2003 on our review of the interim financial information of Cabot Oil & Gas Corporation (the "Company") as of and for the period ended March 31, 2003 and included in the Company's quarterly report on Form 10-Q for the quarter then ended is incorporated by reference in its Registration Statements on Form S-8 filed with the Securities and Exchange Commission on June 23, 1990, November 1, 1993, May 20, 1994, May 23, 2000 and July 11, 2002 and Form S-3 filed with the Securities and Exchange Commission on July 27, 1999.

Very truly yours,

/s/ PricewaterhouseCoopers LLP

Houston, Texas
April 25, 2003

                                      -33-